UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ----------------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)

                                                (1)
                               (Amendment No. 2)


                                   Sonus Corp.
                              ---------------------
                                (Name of Issuer)


                   Common Shares, without nominal or par value
           -----------------------------------------------------------
                         (Title of Class of Securities)


                                   835691-10-6
                             ----------------------
                                 (CUSIP Number)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]  Rule 13d-1 (b)

[ ]  Rule 13d-1 (c)

[x]  Rule 13d-1 (d)

[FN]
1. The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

----------------------

CUSIP NO. 835691-10-6                  13G                     PAGE 2 OF 8 PAGES
---------------------

  1  NAME OF REPORTING PERSON
     or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

    GREGORY J. FRAZER
--------------------------------------------------------------------------------
  2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                 (a) ---
                                                                 (b) ---
--------------------------------------------------------------------------------
  3  SEC USE ONLY



--------------------------------------------------------------------------------
  4  CITIZENSHIP OR PLACE OF ORGANIZATION

     UNITED STATES
--------------------------------------------------------------------------------
                             5        SOLE VOTING POWER

            NUMBER OF                 80,000*
                           -----------------------------------------------------
            SHARES           6        SHARED VOTING POWER

          BENEFICIALLY                303,991**
                           -----------------------------------------------------
         OWNED BY EACH       7        SOLE DISPOSITIVE POWER

            REPORTING                 80,000*
                           -----------------------------------------------------
           PERSON WITH       8        SHARED DISPOSITIVE POWER

                                      303,991**
--------------------------------------------------------------------------------
  9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         383,991**
--------------------------------------------------------------------------------
 10  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES


                                                                ---
--------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         6.2%
--------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON

         IN
--------------------------------------------------------------------------------
[FN]
*    Represents options to acquire 80,000 common shares.
** Includes 283,991 common shares held by Gregory J. & Carissa B. Frazer Trust and options to acquire 20,000 common shares held by Carissa Bennett, Gregory B. Frazer's wife.

CUSIP NO. 835691-10-6                  13G                     PAGE 3 OF 8 PAGES
---------------------

--------------------------------------------------------------------------------
  1  NAME OF REPORTING PERSON
     or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     CARISSA B. BENNETT
--------------------------------------------------------------------------------
  2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                 (a) ---
                                                                 (b) ---
--------------------------------------------------------------------------------
  3  SEC USE ONLY



--------------------------------------------------------------------------------
  4  CITIZENSHIP OR PLACE OF ORGANIZATION

     UNITED STATES
--------------------------------------------------------------------------------
                             5        SOLE VOTING POWER

            NUMBER OF                 20,000*
                           -----------------------------------------------------
            SHARES           6        SHARED VOTING POWER

          BENEFICIALLY                363,991**
                           -----------------------------------------------------
         OWNED BY EACH       7        SOLE DISPOSITIVE POWER

            REPORTING                 20,000*
                           -----------------------------------------------------
           PERSON WITH       8        SHARED DISPOSITIVE POWER

                                      363,991**
--------------------------------------------------------------------------------
  9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         383,991**
--------------------------------------------------------------------------------
 10  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES


       Not applicable.
--------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         6.2%
--------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON

         IN
--------------------------------------------------------------------------------
[FN]
*    Represents options to acquire 20,000 common shares.
** Includes 283,991 common shares held by Gregory J. & Carissa B. Frazer Trust and options to acquire 80,000 common shares held by Gregory J. Frazer, Carissa Bennett's husband.

CUSIP NO. 835691-10-6                  13G                     PAGE 4 OF 8 PAGES


--------------------------------------------------------------------------------
  1  NAME OF REPORTING PERSON
     or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     GREGORY J. & CARISSA B. FRAZER TRUST
--------------------------------------------------------------------------------
  2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                 (a) ---
                                                                 (b) ---
--------------------------------------------------------------------------------
  3  SEC USE ONLY



--------------------------------------------------------------------------------
  4  CITIZENSHIP OR PLACE OF ORGANIZATION

     CALIFORNIA
--------------------------------------------------------------------------------
                             5        SOLE VOTING POWER

            NUMBER OF
                           -----------------------------------------------------
            SHARES           6        SHARED VOTING POWER

          BENEFICIALLY                383,991*
                           -----------------------------------------------------
         OWNED BY EACH       7        SOLE DISPOSITIVE POWER

            REPORTING
                           -----------------------------------------------------
           PERSON WITH       8        SHARED DISPOSITIVE POWER

                                      383,991*
--------------------------------------------------------------------------------
  9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         383,991*
--------------------------------------------------------------------------------
 10  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES


       Not applicable.
--------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         6.2%
--------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON

     OO
--------------------------------------------------------------------------------
[FN]
* Includes options to acquire 20,000 common shares and 80,000 common shares held by Carissa Bennett and Gregory J. Frazer, respectively.

Item 1(a)    Name of Issuer:  SONUS CORP.


Item 1(b)    Address of Issuer's
             Principal Executive Offices:      111 S.W. FIFTH AVENUE, SUITE 1620
                                               PORTLAND, OREGON  97204


Item 2(a)    Name of Person Filing:  GREGORY J. FRAZER
                                     CARISSA B. BENNETT
                                     GREGORY J. & CARISSA B. FRAZER TRUST

             Gregory J. Frazer and Carissa B. Bennett are co-trustees of the Gregory J. and Carissa B. Frazer Trust

Item 2(b)    Address of Principal Business Office or, if none, Residence:

             111 S.W. FIFTH AVENUE, SUITE 1620
             PORTLAND, OREGON  97204


Item 2(c)    Citizenship:      CALIFORNIA


Item 2(d)    Title of Class of Securities:

             COMMON SHARES, WITHOUT NOMINAL OR PAR VALUE


Item 2(e)    CUSIP Number:

             835691-10-6

Item 3 If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b), check whether the person filing is a:

             Not applicable

Item 4       Ownership

             See Items 5-9 and 11 on the cover page.


Item 5       Ownership of Five Percent or Less of a Class:

             If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of five percent of the class of securities, check the following [ ].


Item 6       Ownership of More than Five Percent on Behalf of Another Person:

             Not applicable

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:

             Not applicable


Item 8       Identification and Classification of Members of the Group:

             Not applicable


Item 9       Notice of Dissolution of Group:

             Not applicable


Item 10      Certifications:

             Not applicable

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.

                                          February 3, 2000
                                       -----------------------------------------
                                                         (Date)

                                        /s/ Gregory J. Frazer
                                       -----------------------------------------
                                                          Gregory J. Frazer

                                        /s/ Carissa B. Bennett
                                       -----------------------------------------
                                                          Carissa B. Bennett


                                       Gregory J. & Carissa B. Frazer Trust

                                       By:/s/ Gregory J. Frazer
                                          --------------------------------------
                                            Gregory J. Frazer, Co-trustee

         ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 USC 1001)

                                    Exhibit A

                             Joint Filing Agreement

The undersigned hereby agree that they are filing this statement jointly pursuant to Rule 13d-1(k)(1). Each of them is responsible for the timely filing of the Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is accurate.

         Dated February 3, 2000

          /s/ Gregory J. Frazer
         ------------------------------------
         Gregory J. Frazer

          /s/ Carissa B. Bennett
         ------------------------------------
         Carissa B. Bennett


         Gregory J. & Carissa B. Frazer Trust

         By:  /s/ Gregory J. Frazer
            ---------------------------------
               Gregory J. Frazer, Co-trustee